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                                                                    EXHIBIT 99.4

                          HEALTHEON/WEBMD CORPORATION


                             400 THE LENOX BUILDING


                             3399 PEACHTREE ROAD NE


                             ATLANTA, GEORGIA 30326


                                          , 2000

To Healtheon/WebMD Stockholders:


     You are cordially invited to attend the annual meeting of stockholders of Healtheon/WebMD Corporation to be held at the law offices of Alston & Bird LLP, One Atlantic Center, The Gaines Room, 42nd Floor, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 on September 12, 2000 at 9:30 a.m., Eastern time. At our annual meeting, you will vote on proposals to approve the merger agreement between Healtheon/WebMD and Medical Manager Corporation, the issuance of shares of common stock of Healtheon/WebMD to the stockholders of CareInsite, Inc. pursuant to the merger of CareInsite with a wholly owned subsidiary of Healtheon/WebMD, and other proposals. If only one of the mergers receives the required stockholder approvals, neither merger will be completed.


     After careful consideration, your board of directors has approved the merger with Medical Manager and the issuance of shares of Healtheon/WebMD common stock to the stockholders of CareInsite pursuant to the CareInsite merger and has determined them to be in your best interests. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE MEDICAL MANAGER MERGER AND FOR THE ISSUANCE OF SHARES OF HEALTHEON/WEBMD COMMON STOCK TO THE STOCKHOLDERS OF CAREINSITE PURSUANT TO THE CAREINSITE MERGER.


     At the annual meeting, you will also be asked to elect three directors of Healtheon/WebMD, to consider and vote upon a proposal to amend Healtheon/WebMD's certificate of incorporation, to consider and vote upon Healtheon/WebMD's 2000 long-term incentive plan and to consider and vote upon a proposal to amend Healtheon/WebMD's 1998 employee stock purchase plan. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, THE ADOPTION OF THE 2000 LONG-TERM INCENTIVE PLAN AND THE AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN AND RECOMMENDS A VOTE FOR ELECTION OF THE THREE NOMINEES AS DIRECTORS, FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, FOR THE 2000 LONG-TERM INCENTIVE PLAN AND FOR THE AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN.


     All stockholders are invited to attend the annual meeting in person. Your participation at the annual meeting, in person or by proxy, is important. The merger of Healtheon/WebMD and Medical Manager cannot be completed without the approval of the holders of a majority of the outstanding common stock of Healtheon/WebMD and the CareInsite merger cannot be completed without the approval of a majority of the outstanding shares present in person or represented by proxy at the meeting. Whether or not you expect to attend the annual meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Each proxy is revocable and will not affect your right to vote in person in the event you attend the annual meeting.


     The proxy statement/prospectus that accompanies this letter presents the details of the proposed Medical Manager and CareInsite mergers and the other proposals to be voted upon at the annual meeting. A copy of Healtheon/WebMD's annual report to its stockholders also accompanies this letter. We encourage you to carefully read these documents in their entirety.


                                       Sincerely,


                                       /s/ W. MICHAEL LONG

                                       W. Michael Long
                                       Chairman of the Board